EXHIBIT 10(iii)A5

June 20, 2003

Joseph G. Parham, Jr.

Senior Vice President, Human Resources

Acuity Brands, Inc.

1170 Peachtree Street, NE

Suite 2400

Atlanta, GA 30309

Dear Joe:

Acuity Brands recently undertook a review of its retirement programs and, as a result of that review, a number of changes to the plans covering employees at the corporate office were implemented on January 1, 2003. This letter provides an overview of the changes that affect you.

The 401(k) Plan covering corporate office employees was changed effective January 1, 2003, in a number of respects:

•	For administrative and compliance purposes, the 401(k) Plan was combined with the Acuity Lighting Group 401(k) Plan. The resulting plan, called the Acuity Brands, Inc. 401(k) Plan, is substantially the same as the current plan. To facilitate this merger, there was a short “blackout period,” described on Exhibit A.

•	Matching contributions were increased to 60% of the participant’s deferrals up to 6% of compensation (a total match of 3.6% or a 20% increase over the current plan).

•	Vesting in the Company’s matching contributions will be based upon the period from your date of hire to your date of termination rather than hours of service worked each calendar year, but in no event will a current participant receive fewer years of service than under the prior rules.

•	The minimum hardship withdrawal will be reduced to $500 from $1,000.

Except for the changes outlined above, the combined 401(k) Plan will operate in the same manner as the plan in which you currently participate, including employee deferrals, investment options and changes, payouts and loan rules.

Joseph G. Parham, Jr.

June 20, 2003

With respect to the Acuity Brands, Inc. Pension Plan, the defined benefit pension plan that covers corporate office employees:

•	Benefit accruals under the Pension Plan ceased effective as of December 31, 2002, and no compensation earned or service credited after that date will count under the plan (see attached Notice of Cessation of Benefit Accruals).

•	Your accrued benefit in the Pension Plan (if any) will be paid to you after you terminate employment in accordance with the terms of the plan.

You are currently a participant in the Acuity Brands, Inc. Supplemental Retirement Plan for Executives (“Current SERP”). As you are aware, your participation in the Current SERP will cease effective as of December 31, 2002, contingent upon your waiver of the benefits due you under that plan, at which time you will become a participant in the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (“New SERP”). Because this change may cause the projected overall retirement benefits provided to you by the Company to be reduced, the Company has decided (subject to certain conditions), to provide you with an annual contribution to the Supplemental Deferred Savings Plan to “make-up” for such potentially reduced benefits. The general terms of the SERP Make-Up Contribution are described on Exhibit B and the calculation of your individual Make-Up Contribution is shown on Exhibit C, each attached hereto.

Please indicate your waiver of benefits under the Current SERP and your acceptance of benefits under the New SERP and the SERP Make-Up Contribution, effective as of December 31, 2002, by signing and dating both copies of this letter in the space provided below. Please return one copy of the signed letter to Helen Haines at the Peachtree office at your earliest convenience, but no later than July 1, 2003.

If you have any questions concerning these plan changes, please contact Jane Struble at 770-860-3545.

Very truly yours,

/s/ Larry Miller
Larry Miller

Joe Parham
Joseph G. Parham, Jr.

6-23-03
Date

EXHIBIT A

ACUITY BRANDS, INC.

401(K) PLAN

TRANSITION PERIOD AND BLACKOUT PERIOD

DECEMBER 20TH—Last day to submit distribution paperwork to Acuity Brands.

DECEMBER 30TH—Up to 4 p.m. ET—Last day to make any of the following transactions until blackout period is over:

•	Change your contribution percentage

•	Request a loan

•	Make changes to future investment elections

•	Transfer balances among investment funds

During this period participants will still be able to view their account balances; however, no transaction can be made.

JANUARY 1, 2003—Plan accounts transferred to merged 401(k) Plan. At this point, accounts will no longer be available for viewing until blackout is over.

JANUARY 4, 2003—Blackout over and participants have access to their account for all purposes.

EXHIBIT B

MAKE-UP CONTRIBUTION TO

SUPPLEMENTAL DEFERRED SAVINGS PLAN

(a) In General—For Plan Years (calendar years) commencing January 1, 2003, the Company shall for each Plan Year during the SERP Make-Up Contribution Period (as defined in subsection (b) below) for each Participant make a SERP Make-Up Contribution credit to the Supplemental Deferred Savings Plan (“Plan”) (determined in accordance with subsection (b) below) for the benefit of such Participant. The SERP Make-Up Contribution for each Plan Year shall be credited to the Participant’s SERP Make-Up Contribution Subaccount under the Plan. The SERP Make-Up Contribution Subaccount shall at all times be fully vested and nonforfeitable. The SERP Make-Up Contribution Subaccount shall be credited with interest at the Prime Rate on each Annual Valuation Date based upon the amount credited to such Subaccount as of the preceding Annual Valuation Date and at such other times, if any, as may be determined by the Plan Administrator. The SERP Make-up Contribution Subaccount shall be distributed in accordance with the other provisions of the Plan if the Participant terminates prior to age 55 and in the same manner as the Participant’s Supplemental Subaccount if the Participant terminates on or after attaining age 55. The SERP Make-Up Contribution for each Plan Year shall be credited on the last day of the Plan Year, unless the Employer elects to make such credit on an earlier date. In order to be eligible to receive the SERP Make-Up Contribution credit for the Plan Year, the Participant must be actively employed on the last day of the Plan Year and complete a Year of Service (e.g., 1,000 hours of service) for such year.

(b) Amount of SERP Make-Up Contribution Credit—The SERP Make-Up Contribution credit for a Participant for the Plan Year shall be equal to the Present Value determined as of January 1, 2003 of the Annual Benefit Loss of the Participant divided by the number of years in the SERP Make-Up Contribution Period, adjusted by the Discount Percentage. The Annual Benefit Loss for a Participant is the difference between (A) the aggregate annual supplemental retirement benefit the Participant was projected to receive at age 60 assuming that the Pension Plan, the Current SERP (as defined in subsection (d) below) and the EDCP (as defined in subsection (d) below) continued in operation in accordance with their terms as in effect on August 31, 2002, and (B) the aggregate supplemental annual retirement benefit the Participant is projected to receive at age 60 from the New SERP. The Participant’s SERP Make-Up Contribution Period is the period commencing January 1, 2003 and ending on the last day of the Plan Year in which the Participant attains age 60. The Present Value of the Annual Benefit Loss shall be determined by taking the amount of the Annual Benefit Loss on the date the Participant attains age 60 and discounting such amount to January 1, 2003 using an interest rate of 5.12% per year and the mortality table prescribed by the IRS in Rev. Rul. 95-6.

(ii) The SERP Make-Up Contribution to be credited to a Participant for a Plan Year shall be increased over the amount credited for the prior Plan Year by the Discount Percentage to account for the passage of a year and the related foregone interest earnings potential.

(c) Discretion of Company—The Company shall have the discretion to determine the amount of the SERP Make-Up Contribution for a Participant each Plan Year and the Company’s determination of the SERP Make-Up Contribution credit shall be final and binding upon all parties.

(d) Definitions—The following definitions shall apply for purposes of this Exhibit B:

(i)	Pension Plan—The Acuity Brands, Inc. Pension Plan, as amended through December 31, 2002.

(ii)	Discount Percentage—A percentage rate equal to 5.12% per year.

(iii)	Current SERP—The Acuity Brands, Inc. Supplemental Retirement Plan for Executives as amended through December 31, 2002.

(iv)	New SERP—The Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan, which will be effective January 1, 2003.

(v)	EDCP—The Acuity Brands, Inc. Executives’ Deferred Compensation Plan as amended through August 31, 2002.

Exhibit C

SERP Benefit Comparison and Make-Up Contribution

Joseph G. Parham, Jr.

	Present Value of Benefits at January 1, 2003
	Current SERP	547,527
	Plan C Benefit Loss	109,508
	EDCP Match Loss	20,500

	Total Current Plans	677,535
	New SERP	618,650

	Decrease in Benefits	58,885
	÷ Years to Age 60	7

	PV of Annual SERP Make-Up Contribution	8,412.14

	Annual SERP Make-Up Contribution:
At Age	54	8,842.84
	55	9,295.59
	56	9,771.52
	57	10,271.82
	58	10,797.74
	59	11,350.58
	60	11,931.73